Exhibit 99..1

Release No. 0707-05                                                                                                           FOR IMMEDIATE RELEASE

July 27, 2007

RAYMOND JAMES FINANCIAL, INC.
ANNOUNCES REVISED SEGMENT DATA

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. (NYSE – RJF) today released the following table of revised segment data for the June 2007 quarter and year-to-date, reflecting the correction of an allocation error in the original release made on Tuesday, July 24.

	Three Months Ended			Nine Months Ended
	June 30,	June 30,		June 30,	June 30,
	2007	2006	% Change	2007	2006	% Change
Revenues:
Private Client Group	$ 499,475	$ 458,622	9%	$ 1,421,824	$ 1,251,272	14%
Capital Markets	146,383	133,004	10%	373,508	361,796	3%
Asset Management	59,667	54,692	9%	182,497	156,022	17%
RJBank	79,221	28,457	178%	186,000	68,975	170%
Emerging Markets	14,676	17,511	(16%)	43,126	43,360	(1%)
Stock Loan/ Borrow	19,573	16,850	16%	49,284	42,605	16%
Other	3,758	5,529	(32%)	14,414	29,055	(50%)
Total	$ 822,753	$ 714,665	15%	$ 2,270,653	$ 1,953,085	16%

Pre-tax Income:
Private Client Group	$ 56,158	$ 54,246	4%	$ 161,527	$ 129,588	25%
Capital Markets	25,571	20,904	22%	53,022	57,564	(8%)
Asset Management	15,778	12,955	22%	47,233	35,072	35%
RJBank	8,729	4,632	88%	24,962	10,058	148%
Emerging Markets	(2,931)	3,830	(177%)	1,674	7,393	(77%)
Stock Loan/ Borrow	1,421	2,422	(41%)	2,995	6,970	(57%)
Other	5,172	(2,487)	308%	5,206	16,502	(68%)
Pre-tax Income	$ 109,898	$ 96,502	14%	$ 296,619	$ 263,147	13%

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have more than 4,640 financial advisors serving approximately 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $207 billion, of which $36.1 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2006 annual report on Form 10-K and quarterly reports for the quarters ended December 31, 2006 and March 31, 2007 on Form 10-Q, which are available on raymondjames.com and sec.gov.

For more information, contact Tracey Bustamante at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.